Exhibit 23

               Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of BellSouth Corporation on Form S-8 of our report, dated February 3, 1998, which includes an explanatory paragraph stating that the Company discontinued accounting for the operations of BellSouth Telecommunications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective June 30, 1995, on our audits of the consolidated financial statements of BellSouth Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K.


                                  /s/  Coopers  &  Lybrand L.L.P.




Atlanta, Georgia
March 27, 1998